Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Nos. 333-225620 and 333-225620-01

May 22, 2019

PRICING TERM SHEET

LIFE STORAGE LP

$350,000,000 4.000% Senior Notes due 2029

Fully and Unconditionally Guaranteed by Life Storage, Inc.

This pricing term sheet supplements, and should be read in conjunction with, the preliminary prospectus supplement dated May 22, 2019 (the “Preliminary Prospectus Supplement”) of Life Storage LP and the accompanying prospectus dated June 14, 2018 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Life Storage LP

Guarantor:	Life Storage, Inc.

Expected Ratings: (Moody’s / S&P)*	Baa2 / BBB

Security Type:	Senior Unsecured Notes

Pricing Date:	May 22, 2019

Settlement Date:	June 3, 2019 (T+7). It is expected that the delivery of the notes will be made on or about the closing date specified on the cover page of the Preliminary Prospectus Supplement, which will be the seventh business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or in the next four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Maturity Date:	June 15, 2029

Interest Payment Dates:	June 15 and December 15 of each year, beginning on December 15, 2019 (long first coupon)

Principal Amount:	$350,000,000

Public Offering Price:	99.476% of the principal amount

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price / Yield:	99-26+ / 2.394%

Spread to Benchmark Treasury:	+167 basis points

Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Nos. 333-225620 and 333-225620-01

May 22, 2019

Yield to Maturity:	4.064%

Coupon:	4.000%

Optional Redemption Provisions:
Make-Whole Call: Par Call:	Prior to March 15, 2029, T+25 basis points On or after March 15, 2029

CUSIP / ISIN:	53227J AB0 / US53227JAB08

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	SunTrust Robinson Humphrey, Inc. HSBC Securities (USA) Inc. Jefferies LLC BB&T Capital Markets, a division of BB&T Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Life Storage LP and Life Storage, Inc. have filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in the registration statement and any other documents the issuer or guarantor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, by telephone at 1-800-645-3751 or by email at wfscustomerservice@wellsfargo.com; or U.S. Bancorp Investments, Inc., 214 N. Tryon Street, 26th Floor Charlotte, NC 28202, or by telephone at 1-877-558-2607.

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